Exhibit 99.1

Earnings News

Arotech Reports First Quarter 2018 Results
Ann Arbor, Michigan – May 9, 2018 – Arotech Corporation (NasdaqGM: ARTX) today announced financial results for the quarter ended March 31, 2018.
First Quarter 2018 Financial Summary:
U.S. $ in thousands, except per share data	Three months ended March 31,
	2018	2017	Three months ended December 31, 2017
GAAP Measures
Revenue	$27,249	$22,347	$28,996
Net income (loss)	$596	$(768)	$4,409
Diluted net income (loss) per share	$0.02	$(0.03)	$0.17

Non-GAAP Measures (reconciliation to GAAP measures appears in the tables below)
Adjusted EBITDA	$2,161	$998	$3,230
Adjusted EPS	$0.05	$0.01	$0.08

First Quarter 2018 Business Highlights:
Training and Simulation Division
•	Continued its fourth quarter momentum with higher first quarter revenues. In addition, it procured two new weapon simulation software awards worth $3.7 million.
Power Systems Division
•	Our Israeli operation secured an international award for innovative battery chargers worth approximately $3.0 million for the project’s initial phase.
•
The U.S. operation received supplemental funding of $1.9 million to continue production of Communication Emitter Sensing and Attack Systems (CESAS) for the United States Marine Corps. It also passed an AS9100D audit and achieved a Capability Maturity Model Integration (CMMI) level three appraisal for its product development processes.

“Our first quarter results were much more robust than a year ago and reflect the continuation of the solid sales performance we reported in the second half of last year,” commented CEO Dean Krutty. “Our Training and Simulation Division is benefitting from strong commercial sales and consistent program execution for our MILO use of force products and our driving simulators and public safety products. At the same time, our steadily performing weapon simulation group is adding consistent system and software engineering based revenues that provide a growing foundation for this division.
“Our Power Systems Division has been investing in new product developments and new sales channels that we believe will further diversify and grow our battery product portfolio. Recent awards validate our efforts to generate sales for these products beyond our base in Israel,” concluded Mr. Krutty.
First Quarter Financial Summary
Revenues for the first quarter of 2018 were $27.2 million, compared to $22.3 million for the corresponding period in 2017, an increase of 21.9%. The year-over-year increase was due to higher revenues in both our divisions.
Gross profit for the first quarter of 2018 was $7.7 million, or 28.3% of revenues, compared to $6.5 million, or 29.0% of revenues, for the corresponding period in 2017.

Operating expenses were $6.7 million, or 24.4% of revenues, in the first quarter of 2018, compared to operating expenses of $6.7 million, or 30.0% of revenues, for the corresponding period in 2017. Operating income for the first quarter was $1.1 million compared to an operating loss of $(227,000) for the corresponding period in 2017.
The Company’s net income from operations for the first quarter of 2018 was $596,000, or $0.02 per basic and diluted share, compared to a net loss of $(768,000), or $(0.03) per basic and diluted share, for the corresponding period in 2017.
Adjusted Earnings per Share (Adjusted EPS) for the first quarter of 2018 was $0.05, compared to $0.01 for the corresponding period in 2017.
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the first quarter of 2018 was $2.2 million, compared to $1.0 million for the corresponding period of 2017.
The Company believes that information concerning Adjusted EBITDA and Adjusted EPS enhances overall understanding of the Company’s current financial performance. The Company computes Adjusted EBITDA and Adjusted EPS, which are non-GAAP financial measures, as reflected in the tables below.
Balance Sheet Metrics
As of March 31, 2018, the Company had $8.2 million in cash and cash equivalents, as compared to December 31, 2017, when the Company had $5.5 million in cash and cash equivalents.
As of March 31, 2018, the Company had total debt of $16.5 million, consisting of $6.2 million in short-term bank debt under the Company’s credit facility and $10.3 million in long-term loans. This is in comparison to December 31, 2017, when the Company had total debt of $15.9 million, consisting of $5.1 million in short-term bank debt under its credit facility and $10.8 million in long-term loans.
The Company also had $7.6 million in available, unused bank lines of credit with its primary bank as of March 31, 2018, under a $15.0 million revolving credit facility.
The Company maintained its current ratio (current assets/current liabilities) of 2.0 for the comparative periods.
As of December 31, 2017, the Company had net operating loss carryforwards for U.S. federal income tax purposes of $40.7 million, which are available to offset future taxable income, if any, expiring in 2021 through 2032. Utilization of U.S. net operating losses is subject to annual limitations due to provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.
Arotech had a backlog as of March 31, 2018 of $54.0 million. This compares to a backlog of $52.2 for the same period last year and a backlog of $61.1 as of December 31, 2017.
2018 Guidance
The Company’s 2018 guidance range continues to be: Total revenue of $100 million to $105 million; Adjusted EBITDA of $7.0 million to $8.0 million; and Adjusted EPS of $0.15 to $0.18. The financial guidance provided is as of today and the Company undertakes no obligation to update its estimates in the future.
Conference Call
The Company will host a conference call tomorrow, Thursday, May 10, 2018 at 9:00 a.m. Eastern time, to review its financial results and business outlook.
To participate, please call one of the following telephone numbers. Please dial in at least 10 minutes before the start of the call:
•	US: 1-877-407-9205
•	International: +1-201-689-8054

The conference call will also be broadcast live as a listen-only webcast on the investor relations section of Arotech’s website at http://www.arotech.com/.
The online playback of the conference call will be archived on Arotech’s website for at least 90 days and a telephonic playback of the conference call will also be available by calling 1-877-481-4010 within the U.S. and +1-919-882-2331 internationally. The telephonic playback will be available beginning at 12:00 p.m. Eastern time on Thursday, May 10, 2018, and continue through 9:00 a.m. Eastern time on Thursday, May 17, 2018. The replay passcode is 28485.

About Arotech Corporation
Arotech Corporation is a defense and security company engaged in two business areas: interactive simulation and mobile power systems.
Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan, and research, development and production subsidiaries in Michigan, South Carolina, and Israel. For more information on Arotech, please visit Arotech’s website at www.arotech.com.
Investor Relations Contact:
Scott Schmidt
Arotech Corporation
1-800-281-0356
Scott.Schmidt@arotechusa.com
Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders (including as a result of budgetary cuts resulting from automatic sequestration under the Budget Control Act of 2011); and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

CONDENSED CONSOLIDATED BALANCE SHEET SUMMARY (UNAUDITED)
(U.S. Dollars)

	March 31, 2018	December 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,220,279	$5,488,754
Trade receivables	14,329,092	19,258,960
Unbilled receivables	18,608,467	16,094,515
Other accounts receivable and prepaid	1,797,475	2,342,220
Inventories	8,972,001	8,654,878
TOTAL CURRENT ASSETS	51,927,314	51,839,327
LONG TERM ASSETS:
Property and equipment, net	9,124,343	9,276,088
Other long term assets	3,926,052	3,939,120
Intangible assets, net	4,690,694	5,205,605
Goodwill	46,138,036	46,138,036
TOTAL LONG TERM ASSETS	63,879,125	64,558,849
TOTAL ASSETS	$115,806,439	$116,398,176
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade payables	$5,270,494	$5,560,196
Other accounts payable and accrued expenses	5,156,714	6,640,154
Current portion of long term debt	2,244,816	2,248,043
Short term bank credit	6,223,506	5,092,088
Deferred revenues	6,500,046	6,778,313
TOTAL CURRENT LIABILITIES	25,395,576	26,318,794
LONG TERM LIABILITIES:
Accrued Israeli statutory/contractual severance pay	4,744,908	4,709,807
Long term portion of debt	8,010,160	8,570,524
Other long-term liabilities	5,936,908	5,705,833
TOTAL LONG-TERM LIABILITIES	18,691,976	18,986,164
TOTAL LIABILITIES	44,087,552	45,304,958
STOCKHOLDERS' EQUITY:
TOTAL STOCKHOLDERS' EQUITY (NET)	71,718,887	71,093,218
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$115,806,439	$116,398,176

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
 (U.S. Dollars, except share data)
	Three months ended March 31,
	2018	2017
Revenues	$27,248,509	$22,347,445

Cost of revenues	19,537,081	15,867,498
Research and development expenses	1,036,702	995,434
Selling and marketing expenses	1,878,073	1,995,967
General and administrative expenses	3,225,934	3,017,218
Amortization of intangible assets	514,911	697,993
Total operating costs and expenses	26,192,701	22,574,110

Operating income (loss)	1,055,808	(226,665)

Other income	3	12,154
Financial expenses, net	(213,108)	(333,857)
Total other expense	(213,105)	(321,703)
Income (loss) before income tax expense	842,703	(548,368)

Income tax expense	247,114	219,940
Net income (loss)	595,589	(768,308)

Other comprehensive income (loss), net income tax:
Foreign currency translation adjustment	(24,260)	915,032
Comprehensive income	$571,329	$146,724

Basic net income (loss) per share	$0.02	$(0.03)

Diluted net income (loss) per share	$0.02	$(0.03)
Weighted average number of shares used in computing basic net income/loss per share	26,447,090	26,169,228
Weighted average number of shares used in computing diluted net income/loss per share	26,447,090	26,169,228

Reconciliation of Non-GAAP Financial Measure – Continuing Operations
To supplement Arotech’s consolidated financial statements presented in accordance with U.S. GAAP, Arotech uses a non-GAAP measure, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). This non-GAAP measure is provided to enhance overall understanding of Arotech’s current financial performance. Reconciliation of the nearest GAAP measure to adjusted EBITDA follows:
	Three months ended March 31,
	2018	2017
Net income (loss) (GAAP measure)	$595,589	$(768,308)
Add back:
Financial expense – including interest	213,105	321,703
Income tax expense	247,114	219,940
Depreciation and amortization expense	996,402	1,117,462
Other adjustments*	108,495	106,833
Total adjusted EBITDA	$2,160,705	$997,630

*Includes stock compensation expense, one-time transaction expenses and other non-cash expenses.

CALCULATION OF ADJUSTED EARNINGS PER SHARE
(U.S. $ in thousands, except per share data)

	Three months ended March 31,
	2018	2017

Revenue (GAAP measure)	$27,249	$22,347
Net income (loss) (GAAP measure)	$596	$(768)
Adjustments:
Amortization	515	698
Stock compensation	108	107
Non-cash taxes	227	229
Income tax impact on adjustments	–	–
Net adjustments	$850	$1,034
Adjusted net income	$1,446	$266
Number of diluted shares	26,447	26,402
Adjusted EPS	$0.05	$0.01